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Exhibit 23.10

Consent of Independent Registered Public Accounting Firm

Ready Mix, Inc.
Phoenix, Arizona

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 5, 2003, except for Note 1 and 16 which are dated August 8, 2005, relating to the financial statements of Ready Mix, Inc., which is contained in that Prospectus.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Los Angeles, California

August 5, 2005

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Consent of Independent Registered Public Accounting Firm